Exhibit H


                    (PROPOSED FORM OF NOTICE)

               SECURITIES AND EXCHANGE COMMISSION
                 (Release No. 35-     , 70-    )

     EUA Cogenex Corporation ("Cogenex"), a wholly-owned subsidiary of Eastern Utilities Associates, a registered holding company, has filed a declaration with this Commission pursuant to Sections 9(a), 10, 12(b), 12(f) and 13 of the Public Utility
Holding Company Act of 1935 (the "Act") and Rule 45(a) promulgated thereunder.

     Cogenex has requested Commission approval to the extent required under the Act for Cogenex: (i) to form a Delaware limited liability company with Westar Business Services ("Westar"), a Kansas corporation and a wholly-owned subsidiary of Western Resources, Inc., a Kansas corporation, for the purpose of providing energy conservation services (the "JV ESCO") and (ii) to guarantee third party loans obtained by the JV ESCO for up to an aggregate of $15,000,000, such guarantees to be made within five years of the formation of the JV ESCO. The capital contributions by Cogenex will be exempt from the requirement of Commission authorization pursuant to Rule 45(b)(4), and any amount borrowed by the JV ESCO from third party lenders will be through loans exempt from the requirement of Commission authorization by Rule 52(b).

     Cogenex and Westar intend to enter into a long-term relationship to provide energy conservation services through a Delaware limited liability company in the states of Kansas, Missouri, Nebraska, Oklahoma and Arkansas and to other Westar or Cogenex customers outside such states as opportunities arise (the "Territory"). They have entered into a Letter Agreement in which they have agreed to perform initial marketing, sales, auditing, bidding, job procurement and performance activities in preparation of forming the JV ESCO and to develop a long-term business plan for the JV ESCO.

     Cogenex and Westar expect that the formation of the JV ESCO will create a more attractive provider of energy conservation services to customers within the Territory, thereby allowing Cogenex and Westar to expand their customer bases and will provide synergies which will enable Cogenex and Westar to provide their services in a more cost-effective and efficient manner, enhancing their profitability.

     Upon receipt of the Commission's authorization, Cogenex will form a limited liability company in Delaware with Westar. Their relationship will be governed by a limited liability company operating agreement. Generally, each of Cogenex and Westar will be a 50% owner of the JV ESCO, sharing equally in the capital contributions, allocation of profits and losses and distributions of the JV ESCO.

     NOTICE IS FURTHER GIVEN that any interested person may, not later than _________, 1995, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or law raised by said application/declaration which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed:
Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the applicant/declarant at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date the application/declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

     For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.


                                   Secretary